UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

Kurv ETF Trust
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

	☒	No fee required.

	☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

October xx, 2024

Kurv Investment Management

1 Letterman Drive, Building C Suite 3500

San Francisco, CA 94129

Dear Shareholder,

First and foremost, thank you for your investments in Kurv ETFs. We sincerely appreciate your trust and support in our firm. We hope our ETFs have helped you reach your portfolio and income goals.

On October 4, we sent out a proxy vote to existing shareholders of our ETFs looking to move six Yield Premium ETFs from a third-party trust into our proprietary trust, Kurv ETF Trust. When we first launched the firm, we used a third-party trust to create certain economies of scale to benefit investors.

As we have grown, we are launching future ETFs under our own trust, the most recent being the Kurv Tech Titans Select ETF (Ticker: KQQQ). Moving the original six ETFs under the same trust umbrella will make us the sole advisor for all Kurv ETFs. We believe this will further benefit shareholders by increasing operational efficiencies and reducing trading costs.

We would be grateful if you could take a moment to vote in the affirmative for the proxy vote. If you have any questions about the proxy, or just about the ETFs, you can reach me directly at ____________. I always enjoy hearing from investors of our funds.

Cheers,

Howard Chan

Founder & Chief Executive Officer

Kurv Investment Management LLC ■ 1 Letterman Drive, Building C Suite 3500, San Francisco, CA 94129